UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SENSIENT TECHNOLOGIES CORPORATION
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FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs 414-347-3706

SENSIENT ANNOUNCES ADDITIONAL PLANS TO ENHANCE SHAREHOLDER VALUE
•	Further Increase in Regular Dividends
•	Authorization of Sizeable Share Repurchase
•	Further Aggressive Actions to Improve Flavors & Fragrances Profitability
•	Continuation of Shareholder-Friendly Changes to Governance

MILWAUKEE, WI – March 4, 2014 – Sensient Technologies Corporation (“Sensient” or the “Company”; NYSE: SXT) today announced that its Board of Directors has declared a regular quarterly cash dividend on its common stock of $0.25 per share, an increase of 9% per share.  The cash dividend will be paid on June 2, 2014, to shareholders of record on May 9, 2014.  With this increase, the Company’s annual dividend payments to shareholders will have increased in each of the last nine consecutive years.  Sensient also announced plans to repurchase up to two million shares of its common stock over the next twelve months, representing approximately 4% of outstanding shares.  Sensient’s purchases of common stock will be made in the open market, on an opportunistic basis depending on market and other conditions.  Sensient’s plan to repurchase its common stock is based on confidence in the Company’s outlook and in the success of its ongoing strategy and will be made under an existing authorization from its Board of Directors.

Sensient Technologies Corporation
March 4, 2014

The Company also announced today that its Board of Directors has approved a plan to initiate a further restructuring program which follows the recently completed 2013 restructuring.  This extensive plan will eliminate underperforming operations, consolidate manufacturing facilities and improve efficiencies within the Company.  The plan, which will impact several facilities, will generate cost savings preliminarily estimated to be between $20 million and $25 million per year upon completion, which is expected to be in 2015.  In addition to providing significant cost savings, the plan will simplify the Company’s business and allow for more efficient capital allocation toward strategic activities.  These actions are expected to significantly improve profitability and margins within the Flavors & Fragrances Group and improve returns on capital across the Company.  Sensient expects to incur pre-tax charges of approximately $90 million, of which cash charges will be less than $25 million, in connection with the restructuring program.  Sensient will make additional details regarding the plan available during its conference call to announce financial results for the first quarter of 2014.
Sensient recently conducted a series of calls with a substantial number of its institutional shareholders in order to understand and respond to their views on capital allocation and improving profitability.  Shareholders expressed strong support for the Company’s management and its strategy to grow the business, improve results in the Flavors & Fragrances Group and improve the Company’s return on invested capital.  The Company’s plans to return capital to shareholders and further restructure its business will maintain Sensient’s strong credit profile which is consistent with the wishes expressed by shareholders.
“The actions announced by Sensient today represent an aggressive plan to improve the Company’s cost structure.  At the same time, we have found a responsible means to return additional capital to shareholders while preserving the financial flexibility necessary to invest in pursuing the substantial growth opportunities we see in our business.  It is clear that shareholders want us to continue to execute our existing strategy and to take advantage of opportunities to grow and improve the business and drive out costs,” said Paul Manning, President and CEO of Sensient Technologies Corporation.  “I am very pleased by the level of support that shareholders have expressed for Sensient’s management and its ongoing strategy.”

Sensient Technologies Corporation
March 4, 2014

As COO of Sensient and since becoming CEO, Paul Manning has engaged with investors on a regular basis and the Company intends to continue this practice in order to be responsive to shareholder concerns.  The Company’s willingness to respond to shareholder feedback is demonstrated by the actions announced today as well as a strong track-record of shareholder friendly actions. Recent initiatives, some of which were based largely on feedback from shareholders, have included:

•	A significant restructuring program completed in 2013, resulting in on-going cost savings of $12 million per year
•	Changes implemented in October 2013 to its compensation practices, which enhanced linkages of executive pay and Company performance
•	Adoption of a majority voting standard to enhance the Company’s director resignation policy for uncontested elections
•	Declassification of the Company’s Board of Directors
•	Elimination of Sensient’s poison pill
•	Addition of a new independent Director to the Board in 2013
•	Ongoing efforts of the Board’s Nominating and Corporate Governance Committee to evaluate additional candidates for positions on Sensient’s Board of Directors.
“Sensient understands the need to be responsive to shareholder input and we remain fully committed to constructive shareholder engagement,” said Paul Manning, President and CEO of Sensient Technologies Corporation.

ADDITIONAL INFORMATION
In connection with its 2014 Annual Meeting of Shareholders, Sensient will file a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Sensient Technologies Corporation
March 4, 2014

Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

PARTICIPANTS IN SOLICITATION
The Company and the following directors and executive officers of the Company are considered to be participants in the solicitation of proxies in connection with the 2014 Annual Meeting:

Directors:  Hank Brown, Edward H. Cichurski, Fergus M. Clydesdale, James A. D. Croft, William V. Hickey, Kenneth P. Manning, Paul Manning, Elaine R. Wedral and Essie Whitelaw.

Executive Officers:  John F. Collopy, Vice President and Treasurer, Christopher M. Daniels, Vice President, Human Resources, Michael C. Geraghty, President, Color Group, John L. Hammond, Senior Vice President, General Counsel and Secretary, Richard F. Hobbs, Senior Vice President and Chief Financial Officer, Jeffrey T. Makal, Vice President, Controller & Chief Accounting Officer, Richard J. Malin, Assistant Controller, John J. Manning, Vice President and Assistant General Counsel, Paul Manning, President and Chief Executive Officer, Stephen J. Rolfs, Senior Vice President, Administration, and Robert J. Wilkins, President, Asia Pacific Group.

Information concerning the Company’s foregoing participants is set forth in the proxy statement, dated March 14, 2013, for its 2013 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Forms 3, 4 and 5 as filed with the SEC by the Company’s directors and executive officers.  Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2014 Annual Meeting of Shareholders and other relevant materials will be filed with the SEC when they become available.

Sensient Technologies Corporation
March 4, 2014

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management's current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management's Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES
Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company's customers include major international manufacturers representing most of the world's best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com
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